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                                                                     EXHIBIT 5.2

                               December 27, 2000

Autotote Corporation
750 Lexington Avenue
New York, New York, 10022

       Re: Autotote Corporation Registration Statement on Form S-4
          (Registration No. 33-51000)
          ___________________________________________________

Ladies and Gentlemen:

    We have acted as local counsel to Autotote Enterprises, Inc., a Connecticut corporation ("Enterprise" or the "Guarantor"), in connection with the preparation and filing of the above-captioned Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed offer by Autotote Corporation, a Delaware corporation (the "Company"), to exchange $150,000,000 aggregate principal amount of 12 1/2% Senior Subordinated Notes Due 2010,
Series B ("Series B Notes") for a like amount of its outstanding 12 1/2% Senior Subordinated Notes Due 2010, Series A ("Series A Notes") (the "Exchange Offer"). The Series B Notes will be guaranteed on a full and unconditional senior subordinated basis by the Guarantor (the "Guarantee") and certain other existing and future subsidiaries of the Company. The Series B Notes will be issued pursuant to an Indenture, dated August 14, 2000, among, inter alia, the Company, the Guarantors, and The Bank of New York, as Trustee (the "Indenture").

    As such counsel, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, we have
(a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and
(iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers of Enterprise.

    We are attorneys admitted to the Bar of the State of Connecticut, and we express no opinion as to the laws of any other jurisdiction other than the laws of the United States of America.

    Based upon the foregoing, we are of the opinion that the Guarantee has been duly authorized by the Guarantor and, when issued and delivered in connection with the exchange of the Series B Notes for the Series A Notes in the manner set forth in the Registration Statement and when the Series B Notes are executed by the Company and authenticated in accordance with the provisions of the Indenture (and assuming the due authorization, execution and delivery of the Indenture by each of the parties thereto other than the Guarantor), the Guarantee will constitute legal, valid and binding obligations of the Guarantor.

    The opinions expressed herein are qualified in their entirety as follows:
(a) to the extent that the opinions relate to the enforceability of any agreement or other document referred to herein, the opinions are subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation and other laws affecting creditors' rights or the collection of debtor's obligations generally; (b) no opinion is expressed as to: (i) the availability of equitable remedies, including specific performance; (ii) the enforceability of any legal remedies insofar as such remedies may be subject to overriding considerations of public policy; and
(iii) seniority of obligations, or priority of liens; (c) the enforceability of any agreement is subject to the obligation of the Trustee and note holders to act in good faith and in a commercially reasonable manner in the enforcement of their rights; (d) no opinion is expressed as to the enforceability of any provision of any agreement or of any agreement to the extent it purports to obligate the Guarantor to insure assets in an amount in excess of the insurable value thereof; (e) no opinion is expressed as to the enforceability of any
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provision of any agreement or instrument fixing a late payment fee purporting to compensate the payee or any other person for its expenses in dealing with such late payment, to the extent such fee may be deemed to constitute a penalty or forfeiture; (f) no opinion is expressed as to any provision of any document by which the Guarantor purports to waive any right that cannot be waived before default or that is a constitutional right but the inclusion of such provisions in any document does not, in our opinion, render any document invalid as a whole; (g) no opinion is expressed as to the enforceability of certain remedies in the Indentures with respect to the transaction insofar as they may be limited or unenforceable under one or more federal or state laws, rules, regulations, rulings, decisions or principles of equity; however, we consider the unavailability of such remedy would not substantially impair the practical realization by the Agent and/or the Lenders of the benefits intended to be conferred by the Indenture; (h) no opinion is expressed with respect to the enforceability of any indemnification provision set forth in any document;
(i) the opinions acknowledge that the Company has the ability to obtain funding and to make such funding available to the Guarantor and assume that adequate consideration has been received by the party against which such document or agreement may be enforced; and (j) no opinion is expressed as to the validity, binding effect or enforceability of any choice of law, consent to jurisdiction, consent to venue or consent to service provision in a court, or the waiver of the right to a trial by jury.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                             Very truly yours,

                             /s/ TOBIN, CARBERRY, O'MALLEY, REILEY AND SELINGER, P.C.
                             ---------------------------------------------------

                               Tobin, Carberry, O'Malley, Reiley and Selinger,
                                                    P.C.

JJS:cln